Exhibit 10.11

Amendment 004 to the License Agreement Between K2 Biolabs and Fibrobiologics

This Amendment 004 (the “Amendment”) to the License Agreement dated 10/07/2021 (the “Original Agreement”), K2 Biolabs, LLC., a Delaware limited liability company, as Licensor (the “Licensor”), and FibroBiologics, Inc., Delaware corporation, as Licensee (the “Licensee”), and is effective on January 1st, 2023 (the “Effective Date”).

WHEREAS, the parties desire to enter into an agreement to amend the Original Agreement to extend the duration on the Premises designated as Dedicated Space, the License Fee, and the security deposit as described in the Original Agreement.

WHEREAS, unless otherwise specified herein, the parties desire for the Original Agreement as amended in Amendments 001, 002, and 003, to continue in full force and effect under the same terms and conditions as outlined therein.

NOW, THEREFORE in consideration of the mutual covenants, conditions, and terms contained herein and for the good and valuable consideration, the parties agree as follows:

The parties agree to modify the Original Agreement as follows:

1.	Renewal of the license agreement will extend for 6 months to July lst, 2023.

2.	The License Fee as described in Article 2.1 of the Original Agreement will increase from “$15,050” to “$15,501.50”. The security deposit shall remain equal to two (2) monthly payments of the License Fee as specified in Article 2.5 of the Original Agreement.

All other provisions of the Original Agreement remain unchanged and in full force and effect (including the Original Agreement’s Effective Date).

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the Effective Date.

FibroBiologics, LLC		K2 BIOLABS, LLC

By:	/s/ Mark Andersen	By:	/s/ Phillip Eckels
Name:	Mark Andersen	Name:	Phillip Eckels
Title:	CFO	Title:	Head of Operations